AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

ENTERED INTO BETWEEN

CUSHING MLP FUNDS TRUST

AND

CUSHING MLP ASSET MANAGEMENT, LP

This Amended and Restated Investment Management Agreement (the “Agreement”) is entered into as of April 2, 2012 by and between Cushing MLP Funds Trust (the “Trust”), a statutory trust duly organized and existing under the laws of the State of Delaware, on behalf of each of its series listed on Appendix A hereto (each a “Fund” or collectively “the “Funds”) and Cushing MLP Asset Management, LP, a limited partnership duly organized and existing under the laws of the State of Texas (the “Investment Adviser”).

RECITALS:

The Fund is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

The Investment Adviser is engaged principally in providing management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

The Investment Adviser is willing to provide management and investment advisory services to the Fund on the terms and conditions set out below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Fund and the Investment Adviser agree as follows:

1.	Investment Description; Appointment

(a) Investment Description. Each Fund will invest and reinvest its assets in accordance with its investment objective, policies and limitations specified in its prospectus (each, a “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s registration statement on Form N-1A (the “Registration Statement”), as such Fund may periodically amend such investment objective, policies and limitations.

(b) Appointment of Investment Adviser. The Trust will employ the Investment Adviser to act as the investment adviser of the Funds and to furnish the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust (the “Board of Trustees”), for the period and on the terms and conditions set out in this Agreement. The Investment Adviser accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement. The Investment Adviser for all purposes in this Agreement will be deemed to be an independent contractor and, unless otherwise expressly provided or authorized in this Agreement, will have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds.

2.	Duties of the Investment Adviser

(a) Management Services.

(1) The Investment Adviser will perform, or arrange for its affiliates to perform, the management services necessary for the operation of the Funds. The Investment Adviser will provide the Funds with office space, facilities, equipment and necessary personnel (which may be its own) and such other services as the Investment Adviser, subject to review by the Board of Trustees, from time to time will determine to be necessary or useful to perform its obligations under this Agreement. The Investment Adviser, also on behalf of the Funds, will conduct affairs with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

(2) The Investment Adviser will, subject to the supervision of the Board of Trustees, perform various services for the Funds, including but not limited to: (i) preparing all general shareholder communications, including shareholder reports; (ii) conducting shareholder relations; (iii) maintaining Funds’ existence and records; (iv) maintaining the registration and qualification of the Funds’ shares under federal and state law; (v) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Funds as investment vehicles; (vi) overseeing the determination and publication of each Fund’s net asset value in accordance with the policies as adopted from time to time by the Board of Trustees; (vii) overseeing the preparation and filing of the Funds’ federal, state and local income tax returns and any other required tax returns; (viii) reviewing the appropriateness of and arranging for payment of the Funds’ expenses; (ix) preparing (or overseeing the preparation) for review and approval by officers of the Funds’ financial information for the Funds’ semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders; (x) preparing (or overseeing the preparation) for review by an officer of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR, N-CSR and such other reports, forms and filings, as may be mutually agreed upon; (xi) preparing reports relating to the business and affairs of the Funds as may be mutually agreed upon and not otherwise appropriately prepared by the Funds’ custodian, counsel or auditors; (xii) making such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deems appropriate; (xiv) making such reports and recommendations to the Board of Trustees concerning the performance and fees of the Funds’ custodian, transfer agent, administrator and dividend disbursing agent as the Board of Trustees may reasonably request or deems appropriate; (xv) overseeing and reviewing calculations of fees paid to the Funds’ service providers; (xvi) reviewing implementation of any share purchase programs authorized by the Board of Trustees; (xvii) determining the amounts available for distribution as dividends and distributions to be paid by each Fund to its shareholders; (xviii) preparing and arranging for the printing of dividend notices to shareholders; (xix) providing the Funds’ dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions; (xx) preparing such information and reports as may be required by any party from which the Funds borrows funds; and (xxi) providing such assistance to the custodian and the Funds’ counsel and auditors as generally may be required to properly carry on the business and operations of the Fund.

(3) The Investment Adviser will authorize and permit any of its principals, officers and employees who may be elected or appointed as trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. Services to be furnished by the Investment Adviser under this Agreement may be furnished through the medium of any of such principals, officers, or employees. The Investment Adviser generally will monitor each Fund’s compliance with investment policies and restrictions as set out in filings made by the Trust under the federal securities laws. The Investment Adviser will make reports to the Board of Trustees of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust and the Funds as the Trust will determine to be desirable.

(b) Investment Advisory Services. Subject to the supervision, direction and approval of the Board of Trustees, the Investment Adviser will conduct a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. The Investment Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by a Fund; (ii) make investment decisions for each Fund; (iii) place purchase and sale orders for portfolio transactions on behalf of each Fund, lend securities and manage otherwise uninvested cash assets of each Fund; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Investment Adviser’s management of the assets of each Fund (in such respect, and only for this limited purpose or to the extent expressly stated elsewhere in this Agreement, the Investment Adviser will act as a Fund’s agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research services to the Funds; and (vii) make decisions with respect to the use by each Fund of borrowing for leverage or other investment purposes. The Investment Adviser will in general take such action as is appropriate to effectively manage the Funds investment practices. In addition:

(1) The Investment Adviser will maintain and preserve the records specified in Section 12 of this Agreement and any other records related to each Fund’s transactions as are required under any applicable state or federal securities law or regulation including the 1940 Act, the 1934 Act, and the Advisers Act.

(2) The Investment Adviser will comply with any procedures provided from time to time to the Investment Adviser by the Trust. The Investment Adviser will notify the Trust as soon as reasonably practicable upon detection of any material breach of such procedures.

(3) The Investment Adviser will maintain a written code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Fund, and will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Investment Adviser will follow such Code of Ethics in performing its services under this Agreement.

(4) The Investment Adviser will manage each Fund’s assets in accordance with such Fund’s investment objective and policies as adopted by such Fund from time to time. The Investment Adviser also will manage the investments of each Fund in a manner consistent with any and all applicable investment restrictions (including diversification requirements) contained in the 1940 Act and the rules under the 1940 Act, any SEC order issued to such Fund, and any applicable state securities law or regulation. The Investment Adviser will process and respond to class action lawsuits relating to the portfolio securities of the Funds and any proceeds to a Fund from such lawsuits.

3.	Information and Reports

(a) The Investment Adviser will keep the Trust informed of developments relating to the Investment Adviser’s duties as investment adviser of which the Investment Adviser has, or should have, knowledge that would materially affect the Trust or a Fund. In this regard, the Investment Adviser will provide the Trust and its officers with such periodic reports concerning the obligations the Investment Adviser has assumed under this Agreement as the Trust may from time to time reasonably request. The Investment Adviser will certify quarterly to the Trust that it and its “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Investment Adviser has done to seek to ensure such compliance in the future. The Investment Adviser will annually furnish to the Trust a written report, which complies with the requirements of Rule 17j-1, concerning the Investment Adviser’s Code of Ethics. Upon written request of the Trust with respect to violations of the Code of Ethics directly affecting the Trust or a Fund, the Investment Adviser will permit representatives of the Trust to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

(b) The Investment Adviser will provide the Trust with any information reasonably requested regarding the Investment Adviser’s management of the Funds required for any shareholder report or amended registration statement to be filed by the Trust with the SEC.

(c) The Investment Adviser will notify the Trust of any additional, removed or substituted general partner of the Investment Adviser within a reasonable time of such addition, removal or substitution.

4.	Standard of Care

The Investment Adviser will exercise its best judgment, act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Funds, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement. As used in this Section 4, the term “Investment Adviser” will include any affiliates of the Investment Adviser performing services for the Funds contemplated by this Agreement and principals, officers and employees of the Investment Adviser and of such affiliates.

5.	Investment Adviser’s Duties Regarding Fund Transactions

(a) Placement of Orders. The Investment Adviser will take all actions that it considers necessary to implement the investment policies of each Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for each Fund with brokers or dealers the Investment Adviser, in its sole discretion, selects. To that end, the Investment Adviser is authorized as a Fund’s agent to give instructions to such Fund’s custodian as to deliveries of securities or other investments and payments of cash for such Fund’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Investment Adviser is subject to the supervision of the Board of Trustees and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board of Trustees, as may be amended from time to time, and is subject to provisions (b), (c) and (d) of this Section 5.

(b) Selection of Brokers and Dealers. To the extent permitted by the policy guidelines adopted by the Trust, in the selection of brokers and dealers to execute portfolio transactions, the Investment Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Investment Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Investment Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Investment Adviser a higher commission than that charged by other brokers and dealers if the Investment Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Investment Adviser’s overall responsibilities with respect to the Funds and to any other client accounts or portfolios that the Investment Adviser advises.

(c) Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Investment Adviser will identify and provide a written description to the Board of Trustees of all “soft dollar” arrangements that the Investment Adviser maintains with respect to the Funds or with brokers or dealers that execute transactions for the Funds, and of all research and other services provided to the Investment Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

(d) Aggregated Transactions. On occasions when the Investment Adviser deems the purchase or sale of a security or other financial instrument to be in the best interests of both a Fund and other client accounts or portfolios that the Investment Adviser manages, the Investment Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Investment Adviser manages. When an order is so aggregated, the Investment Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or the transaction is effected on a basis that the Investment Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients, subject at all times to the allocation policies and procedures of the Trust. The Investment Adviser and the Trust recognize that in some cases this procedure may adversely affect the size of the position obtainable for a Fund.

6.	Compensation

For the services rendered, the facilities furnished and the expenses assumed by the Investment Adviser under this Agreement, each Fund will pay to the Investment Adviser at the end of each calendar month a management fee at an annual percentage rate (as set forth on Appendix A with respect to each Fund) of such Fund’s Average Daily Managed Assets. “Average Daily Managed Assets” with respect to a particular month means the average of the values of each daily calculation of the Managed Assets of the Fund that takes place as of any date during that month. “Managed Assets” means the total assets of a Fund, minus all accrued expenses incurred in the normal course of operations other than liabilities or obligations attributable to investment leverage, including, without limitation, investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities) and/or (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objective and policies. The management fee for the period from the Effective Date (defined in Section 10(a)) of this Agreement to the end of the month during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the management fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining management fees payable to the Investment Adviser, the value of each Fund’s Managed Assets will be computed at the times and in the manner specified from time to time by the Board of Trustees.

7.	Expenses

(a) The Investment Adviser. Except as may otherwise be provided in Section 7(b) of this Agreement, the Investment Adviser will: (i) provide the staff and personnel necessary to perform its obligations under this Agreement, assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, provide the office space, facilities, equipment and necessary personnel that it is obligated to provide under this Agreement; and (ii) pay, or cause affiliates to pay, compensation of all officers of the Trust and all Trustees of the Trust who are “interested persons” of the Trust (as defined in the 1940 Act).

(b) The Trust. The Trust will bear all other expenses to be incurred in its operation, including, but not limited to: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments by the Funds; (iii) fees and expenses of the Trust’s trustees who are not “interested persons” of the Trust, including reimbursement for all of their out-of-pocket expenses related to attendance at Board of Trustees or committee meetings; (iv) legal and audit expenses; (v) custodian, administrative, fund accounting, registrar, transfer agent and dividend disbursing agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Funds’ shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Trust; (viii) all other expenses incidental to holding meetings of the Trust’s shareholders, including proxy solicitations in connection with such meetings; (ix) insurance premiums for fidelity bond, directors and officers/errors and omissions insurance policies, and other coverage; (x) management fees; (xi) expenses of typesetting for printing prospectuses and, as applicable, statements of additional information and supplements to those documents; (xii) expenses of printing and mailing prospectuses and, as applicable, statements of additional information and supplements to those documents; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust or a Fund is a party and legal obligations pursuant to which the Trust may have to indemnify the Trust’s trustees, officers, employees and/or agents with respect to these actions, suits or proceedings. If the Investment Adviser or any of its affiliates provides accounting services to the Trust, the Trust will reimburse the Investment Adviser and its affiliates for their costs in providing such accounting services to the Trust using a methodology for determining costs approved by the Board of Trustees.

8.	Services to Other Companies or Accounts

The Trust understands that the Investment Adviser and its affiliates now act, will continue to act and may act in the future as investment manager, adviser, general partner or managing member to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including, but not limited to, offshore entities or private accounts. The Trust has no objection to the Investment Adviser and its affiliates so acting, so long as, whenever a Fund and one or more other investment companies or accounts managed or advised by the Investment Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula reasonably believed to be equitable to each such company and account and in accordance with the Trust’s allocation policies and procedures as adopted by the Trust from time to time. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Trust. The Trust understands that the persons employed by the Investment Adviser to assist in the performance of the Investment Adviser’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Investment Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Investment Adviser or any of its affiliates, principals, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, so long as such activities do not adversely affect or otherwise impair the performance by the Investment Adviser of its duties and obligations under this Agreement.

9.	Custody

Nothing in this Agreement will require the Investment Adviser to take or receive physical possession of cash, securities, or other investments of the Funds.

10.	Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) Term. This Agreement will become effective upon the acceptance into the Trust of investment moneys other than seed capital from the Investment Adviser or its affiliate (the “Effective Date”), and, unless terminated in accordance with its terms, will continue for an initial two-year term and after that initial two-year term so long as such continuance is specifically approved at least annually as required by the 1940 Act.

(b) Termination. This Agreement may be terminated with respect to a Fund, without penalty, (i) by the Board of Trustees or by vote of holders of a majority of the outstanding shares of a Fund upon sixty (60) days’ prior written notice to the Investment Adviser, or (ii) by the Investment Adviser upon sixty (60) days’ prior written notice to the Fund. This Agreement also will terminate automatically in the event of its “assignment,” as defined in the 1940 Act and the rules under the 1940 Act, except that to the extent consistent with the Advisers Act and the 1940 Act, without the notice to or consent of the Trust or a Fund, the Investment Adviser may be reconstituted or reorganized into any other form of business entity.

(c) Amendment. This Agreement may be amended in writing by mutual consent and in conformity with the requirements of the 1940 Act and the rules under the 1940 Act.

11.	Cooperation with Regulatory Authorities or Other Actions

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

12.	Records

(a) Maintenance of Records. The Investment Adviser undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Funds’ investments that are required to be maintained by the Funds pursuant to the 1940 Act with respect to the Investment Adviser’s responsibilities under this Agreement (the “Books and Records”).

(b) Ownership of Records. The Investment Adviser agrees that the Books and Records are the Trust’s property and agrees to surrender promptly to the Trust the Books and Records upon the request of the Trust. The Investment Adviser may, however, retain copies of the records at its own cost. The Books and Records will be made available, within two (2) business days of a written request, to the Trust’s accountants or auditors during regular business hours at the Investment Adviser’s offices. The Trust or its authorized representatives will have the right to copy any records in the Investment Adviser’s possession that pertain to the Trust. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Books and Records will be returned to the Trust. The Investment Adviser agrees that the policies and procedures it has established for managing the Funds, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of the Trust, will be made available for inspection by the Trust or its authorized representatives upon reasonable written request within two (2) business days.

13.	Conflicts with the Trust’s Governing Documents and Applicable Laws

Nothing contained in this Agreement will be deemed to require the Trsut to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-laws, as they may be amended and/or restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

14.	Survival

All representations and warranties made by the Investment Adviser and the Trust in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

15.	Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws.

16.	Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected as a result. As used in this Agreement, terms will have the same meaning as such terms have in the 1940 Act. In the event that the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision may be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

17.	Definitions

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act and the rules under the 1940 Act. The term “majority of the outstanding shares” as used in this Agreement means the lesser of (a) sixty-seven percent (67%) or more of the voting shares present at a meeting if more than fifty percent (50%) of these voting shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding voting shares.

18.	Limitation of Liability of the Trust and the Shareholders

None of the Trustees, officers, agents or shareholders of the Trust will be personally liable under this Agreement. The name “Cushing Funds Trust” is the designation of the Trust for the time being under the Agreement and Declaration of Trust and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust, as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.

19.	Use of Name

The Trust and any Fund may use any name that includes the word “Cushing” or “Swank” only for so long as this Agreement or any other agreement between the Investment Adviser or any other affiliate of the Investment Adviser and the Trust or any extension, renewal or amendment of this Agreement or such other agreement remains in effect, including any similar agreement with any organization that succeeds to the Investment Adviser’s business as investment adviser. At such time as such an agreement is no longer be in effect, the Trust and each Fund will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Investment Adviser or any organization that has succeeded to the Investment Adviser’s business.

20.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

CUSHING MLP FUNDS TRUST

By:	/s/ Daniel L. Spears
Name: Daniel L. Spears
Title: Executive Vice President

CUSHING MLP ASSET MANAGEMENT, LP

By:	/s/ Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Partner

Appendix A

Fund	Annual Percentage Rate
The Cushing MLP Premier Fund	1.10%
The Cushing Royalty Energy Income Fund	1.35%

Exhibit A last amended on:

April 2, 2012

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